Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC 767 Fifth Avenue
New York, NY 10153

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported (Month/Day/Year):	November 1, 2017

Footnotes to Form 4

(1)  This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors LLC (“YGA”); York Capital Management, L.P. (“York Capital”); York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); York Credit Opportunities Investments Master Fund, L.P. (York Credit Opportunities Master”); York European Distressed Credit Fund II, L.P. (“York European Fund”); York Multi-Strategy Master Fund, L.P. (“York Multi-Strategy”); Dinan Management, L.L.C. (“Dinan Management”); York Credit Opportunities Domestic Holdings, LLC (“York Credit Opportunities Domestic”); York European Distressed Credit Holdings II, LLC (“York European Holdings”); Matthew Bonnano; David Magid; and William Vrattos.

(2)  Represents: 12,400 shares sold by York Capital; 15,700 shares sold by York Credit Opportunities; 16,900 shares sold by York Credit Opportunities Master; 3,418 shares sold by York European Fund; and 18,200 shares sold by York Multi-Strategy.

(3) Represents 11,019,060 shares directly held by York Capital (including 1,807,584 shares issuable pursuant to that certain Agreement and Plan of Merger, dated April 17, 2017, by and among Hamony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”) upon the satisfaction of certain milestones), 14,017,992 shares directly held by York Credit Opportunities (including 2,303,585 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 9,718,880 shares held directly held by York Select Strategy Master Fund, L.P. (including 1,557,458 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 15,046,613 shares directly held by York Credit Opportunities Master (including 2,441,678 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 3,005,863 shares directly held by York European (including 487,774 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), and 16,166,021 shares directly held by York Multi-Strategy (including 2,623,329 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).

(4)  YGA is the sole managing member of: Dinan Management, which in turn is the general partner of each of York Capital, York Credit Opportunities Master and York Multi-Strategy; Select Domestic Holdings, LLC, which in turn is the general partner of York Select Strategy Master Fund L.P.; York European Holdings, which in turn is the general partner of York European Fund; and York Credit Opportunities Domestic, which in turn is the general partner of York Credit Opportunities. Mr. Bonnano is a Partner and Co-Head of North American Credit at York Capital and director of the Issuer. Mr. Magid is a Research Analyst at York Capital and a director of the Issuer.  Mr. Vrattos is a Partner and Co-Chief Investment Officer at York Capital and director of the Issuer.

(5) Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein, except to the extent of its or his pecuniary interest.